UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number: 0-8482


                              Astrocom Corporation
________________________________________________________________________________
             (Exact name of registrant as specified in its charter)


         3500 Holly Lane N. Suite 60, Plymouth, MN 55447 (763) 694-9949
________________________________________________________________________________
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, par value $.10 per share
________________________________________________________________________________
            (Title of each class of securities covered by this Form)


                                      None
________________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(l)(i)  /X/                   Rule 12h-3(b)(1)(i)     /X/
Rule 12g-4(a)(1)(ii) / /                   Rule 12h-i-3(b)(1)(ii)  / /
Rule l2g-4(a)(2)(i)  / /                   Rule l2h-3(b)(2)(i)     / /
Rule l2g-4(a)(2)(ii) / /                   Rule l2h-3(b)(2)(ii)    / /
                                           Rule 15d-6              / /


Approximate number of holders of record as of the certification or notice date:65

Pursuant to the requirements of the Securities Exchange Act of 1934
Astrocom Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 5, 2004                     By: /s/ Ronald B. Thomas

_______________________________________________________________________________

                                           Name:   Ronald B. Thomas
                                           Title:  President/ CEO

SEC 2069 (09-03)